UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 6, 2007

THE CHUBB CORPORATION

(Exact name of registrant as specified in its charter)

New Jersey	1-8661	13-2595722

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Mountain View Road, P.O. Box 1615, Warren, New Jersey	07061-1615

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(908) 903-2000

Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)	On September 6, 2007, the Board of Directors of The Chubb Corporation (Chubb) appointed Jess Soderberg as a member of Chubb’s Board of Directors, filling an existing vacancy. In addition, Mr. Soderberg was appointed to the Finance Committee and Pension & Profit Sharing Committee of Chubb’s Board of Directors.

Mr. Soderberg is an independent director. There is no arrangement or understanding between Mr. Soderberg and any other persons or entities pursuant to which Mr. Soderberg was appointed as a director. Since January 1, 2007, neither Mr. Soderberg nor any immediate family member of Mr. Soderberg has been a party to any transaction or currently proposed transaction with Chubb that is reportable under Item 404(a) of Regulation S-K.

Upon his appointment to the Board, Mr. Soderberg became entitled to a prorated portion of Chubb’s annual non-employee director retainer fee in the amount of $21,667 and received a prorated equity award under The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004) (the Director Plan) in the form of 885 total shareholder return units and 295 fully vested stock units. Going forward, Mr. Soderberg will participate in Chubb’s compensation and benefit programs on the same basis as Chubb’s other non-employee directors. Information regarding Chubb’s annual non-employee director retainer fee, the Director Plan and Chubb’s other compensation and benefit programs for non-employee directors is set forth in Chubb’s proxy statement dated March 23, 2007 under the heading “Corporate Governance — Director Compensation.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE CHUBB CORPORATION
Date: September 10, 2007	By:	/s/ W. Andrew Macan
		Name:	W. Andrew Macan
		Title:	Vice President and Secretary